Exhibit 2.1
AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER
     AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) dated as of October 12, 2006, by and among Health Care REIT, Inc., a Delaware corporation (“Parent”), Heat Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), Heat OP Merger Sub, L.P., a Virginia limited partnership and a wholly-owned, indirect subsidiary of Parent (“OP Merger Sub”), Windrose Medical Properties Trust, a Maryland real estate investment trust (the “Company”), and Windrose Medical Properties, L.P., a Virginia limited partnership and the operating limited partnership of the Company (“Company OP”).
     WHEREAS, Parent, Merger Sub, OP Merger Sub, Company and Company OP are parties to that certain Agreement and Plan of Merger, dated as of September 12, 2006, as the same is amended hereby and may be further amended, modified or supplemented from time to time (the “Merger Agreement”);
     WHEREAS, pursuant to Section 10.2 of the Merger Agreement, the parties desire to amend the Merger Agreement as provided in this Amendment; and
     WHEREAS, capitalized terms not otherwise defined herein shall have the meaning set forth in the Merger Agreement.
     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub, OP Merger Sub, Company and Company OP hereby agree as follows:
     Section 1. Amendments to the Merger Agreement.
     (A) Article II of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
     “Section 2.1. Effect of Mergers on Equity. At the Effective Times, by virtue of the Mergers and without any action on the part of the Constituent Entities or OP Merger Constituent Entities, the holders of any partnership or membership interests, shares of capital stock or beneficial interests of the Constituent Entities or OP Merger Constituent Entities shall be treated as set forth in this Article II and in accordance with the terms of this Agreement.
     Section 2.2. Conversion.
     (a) Membership Interests of Merger Sub. The membership interests of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall remain issued, outstanding and unchanged as validly issued membership interests of the Surviving Entity after the Merger Effective Time.

     (b) Treasury Stock and Parent Owned Stock. Each common share of beneficial interest in the Company, $0.01 par value per share (the “Company Common Shares,” or a “Share” and, collectively, the “Shares”) and each Company Preferred Share that is held by the Company, Company OP or by any wholly-owned Subsidiary of the Company or Company OP and each Share and each Company Preferred Share that is held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
     (c) Conversion of Shares. Each Share issued and outstanding immediately prior to the Merger Effective Time (other than Shares to be cancelled in accordance with Section 2.2(b)) shall be converted into a fraction of a duly authorized, validly issued, fully paid and non-assessable share of common stock, par value $1.00 per share, of Parent (a “Parent Share” and collectively, the “Parent Shares”) equal to the quotient determined by dividing $18.06 by the Parent Stock Price (as defined below) and rounding the result to the nearest 1/10,000 of a share (the “Exchange Ratio”); provided, however, that if such quotient is less than 0.4509, the Exchange Ratio will be 0.4509 and if such quotient is greater than 0.4650, the Exchange Ratio will be 0.4650. For the purposes of this Section 2.2, the term “Parent Stock Price” means the average of the volume weighted average price per Parent Share on the NYSE, as reported on Bloomberg by typing “HCN.N <EQUITY> AQR <GO>”, for ten (10) trading days, selected by lot, from among the fifteen (15) consecutive trading days ending on (and including) the date that is five trading days prior to the Effective Times. As of the Merger Effective Time, all such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired, and each holder of a certificate formerly representing any such Shares shall cease to have any rights with respect thereto, except the right to receive any dividends or distributions in accordance with Section 2.3(c), certificates representing the Parent Shares into which such Shares are converted and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.3(d).
     (d) Conversion of Company Preferred Shares. Each of the 7.5% Series A Cumulative Convertible Preferred Shares of Beneficial Interest of the Company, $.01 par value per share (the “Company Preferred Shares”), issued and outstanding immediately prior to the Merger Effective Time (other than the Company Preferred Shares to be cancelled in accordance with Section 2.2(b)) shall automatically be converted into one share of 7.5% Series G Cumulative Convertible Preferred Stock, $1.00 par value per share, of Parent (the “New Parent Preferred Stock”). Immediately prior to the Merger Effective Time, the terms of the New Parent Preferred Stock shall be set forth in an amendment to the Second Restated Certificate of Incorporation of Parent, substantially in the form set forth in Exhibit H hereto (the “Certificate of Designation”) and such amendment shall be filed with the Secretary of State of the State of Delaware and shall be effective immediately prior to the Merger Effective Time.
     (e) Partnership Interests of OP Merger Sub. The general partner interests of OP Merger Sub issued and outstanding immediately prior to the OP Merger Effective Time shall automatically be cancelled and retired and shall cease to exist. The limited partner interests of OP Merger Sub issued and outstanding immediately prior to the OP Merger Effective Time shall remain issued, outstanding and unchanged as validly issued limited partner interests of the Surviving Partnership after the OP Merger Effective Time.
     (f) Company Owned Company OP Units. Each unit of partnership interest in Company OP (the “Company OP Units”) that is outstanding immediately prior to the OP Merger Effective Time that is held by the Company or by any Company Subsidiary and each Company OP Unit that is outstanding immediately prior to the OP Merger Effective Time that is held by Parent, Merger Sub, OP Merger Sub or any other Subsidiary of Parent shall remain issued, outstanding and unchanged as validly issued partnership interests of the Surviving Partnership after the OP Merger Effective Time.
     (g) Company OP Units. Each Company OP Unit issued and outstanding immediately prior to the OP Merger Effective Time (other than Company OP Units held by the Company, Company OP, any Company Subsidiary, Parent or any Subsidiary of Parent) shall automatically be converted into a fraction of a duly authorized, validly issued, fully paid and non-assessable Parent Share equal to the Exchange Ratio. As of the OP Merger Effective Time, all such Company OP Units, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired, and each holder of any such Company OP Units shall cease to have any rights with respect thereto, except the right to receive any dividends or distributions in accordance with Section 2.3(c), certificates representing the Parent Shares into which such Company OP Units are converted and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor.
     Section 2.3. Exchange of Certificates and Related Requirements.
     (a) Exchange Fund. At the Merger Effective Time, Parent shall deposit, or shall cause to be deposited, with a banking or other financial institution selected by Parent and reasonably acceptable to the Company (the “Exchange Agent”), (i) for the benefit of the holders of Shares and Company OP Units, for exchange in accordance with this Article II, certificates representing the Parent Shares to be issued in connection with the Mergers pursuant to Section 2.2 and an amount of cash sufficient to permit the Exchange Agent to make the necessary payments of cash in lieu of fractional shares pursuant to this Section 2.3 (such cash and certificates for Parent Shares, together with any dividends or distributions with respect thereto (relating to record dates for such dividends or distributions after the Merger Effective Time as provided in Section 2.3(c)), being hereinafter referred to as the “Exchange Fund”) in exchange for outstanding Shares and Company OP Units, and (ii) for the benefit of holders of Company Preferred Shares, for exchange in accordance with this Article II, certificates representing the shares of New Parent Preferred Stock to be issued in connection with the Merger (such certificates for shares of New Parent Preferred Stock, together with any dividends or distributions with respect thereto (relating to record dates for such dividends or distributions after the Merger Effective Time as provided in Section 2.3(c)), being hereinafter referred to as the “Preferred Exchange Fund”) to be issued pursuant to Section 2.2 and paid pursuant to this Section 2.3 in exchange for outstanding Company Preferred Shares.

     (b) Exchange Procedure. As soon as practicable after the Merger Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates representing Shares or Company Preferred Shares (the “Certificates”) or of Company OP Units (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and, (ii) if applicable, instructions for use in effecting the surrender of the Certificates in exchange for the consideration (and any unpaid distributions and dividends) contemplated by Section 2.2 and this Section 2.3, including cash in lieu of fractional Parent Shares. Upon (i) surrender of a Certificate for cancellation to the Exchange Agent, if applicable, and (ii) delivery by such a holder of such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, such holder, if a holder of a Certificate representing Shares or Company OP Units, shall be entitled to receive promptly in exchange therefor (x) a certificate representing that number of whole Parent Shares, (y) a check representing the amount of cash in lieu of fractional shares, if any, and (z) unpaid dividends and distributions with respect to the Parent Shares as provided for in Section 2.3(c), if any, that such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II or in respect of such Company OP Units and, if a holder of a Certificate representing Company Preferred Shares, shall be entitled to receive promptly in exchange therefor (x) a certificate representing that number of shares of New Parent Preferred Stock and (y) unpaid dividends and distributions with respect to the New Parent Preferred Stock as provided for in Section 2.3(c), if any, that such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, in all such cases after giving effect to any required withholding Tax. No interest will be paid or accrued on the cash payable to holders of Shares, Company OP Units or Company Preferred Shares. In the event of a transfer of ownership of Shares, Company OP Units or Company Preferred Shares that is not registered in the transfer records of the Company or Company OP, a certificate representing the proper number of Parent Shares or shares of New Parent Preferred Stock, together with a check for the cash to be paid pursuant to this Section 2.3, may be issued to such a transferee if such Certificate shall be properly endorsed or such Certificate or Company OP Units shall otherwise be in proper form for transfer and the transferee shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Company OP Units or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
     (c) Dividends. No dividends or other distributions declared with a record date after the Merger Effective Time on Parent Shares or shares of New Parent Preferred Stock shall be paid with respect to any Shares or Company Preferred Shares represented by a Certificate until such Certificate is surrendered for exchange as provided herein or a

Person claiming a Certificate to be lost, stolen or destroyed has complied with the provisions of Section 2.5. Promptly following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Parent Shares or shares of New Parent Preferred Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Merger Effective Time theretofore payable with respect to such whole Parent Shares or shares of New Parent Preferred Stock and not paid, less the amount of any withholding Taxes which may be required thereon, and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of dividends or other distributions with a record date after the Merger Effective Time, but prior to such surrender or compliance and a payment date subsequent to such surrender or compliance payable with respect to such whole Parent Shares, less the amount of any withholding Taxes which may be required thereon. Parent will, no later than the applicable dividend or distribution payment dates, set aside and provide the Exchange Agent with the cash necessary to make the payments contemplated by this Section 2.3(c), which shall be held for such purpose and for the sole benefit of such holders of Parent Shares or shares of New Parent Preferred Stock.
     (d) No Fractional Securities. No fractional Parent Shares shall be issued pursuant hereto. In lieu of the issuance of any fractional Parent Shares, cash adjustments will be paid to holders in respect of any fractional Parent Shares that would otherwise be issuable, and the amount of such cash adjustment shall be equal to the product obtained by multiplying such holder’s fractional Parent Share that would otherwise be issuable by the closing price per share of Parent Shares on the New York Stock Exchange Composite Tape on the Closing Date as reported by The Wall Street Journal (Northeast edition) (or, if not reported thereby, any other authoritative source).
     (e) No Further Ownership Rights in Shares. All Parent Shares or shares of New Parent Preferred Stock issued or cash paid upon the surrender for exchange of Certificates or Company OP Units in accordance with the terms of this Article II (including any cash paid pursuant to this Section 2.3) shall be deemed to have been issued in full satisfaction of all rights pertaining to the Shares or Company Preferred Shares theretofore represented by such Certificates or Company OP Units. At the Merger Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the Shares or Company Preferred Shares that were outstanding immediately prior to the Merger Effective Time. At the OP Merger Effective Time, the partnership interest transfer books of Company OP shall be closed, and there shall be no further registration of transfers on the partnership interest transfer books of the Surviving Partnership of the Company OP Units that were outstanding immediately prior to the OP Merger Effective Time. If, after the Merger Effective Time, Certificates are presented to the Surviving Entity or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.
     (f) Termination of Exchange Funds. Any portion of the Exchange Fund or Preferred Exchange Fund (including the proceeds of any investments thereof and any Parent Shares or shares of New Parent Preferred Stock) which remains undistributed to the holders of Shares, Company Preferred Shares or Company OP Units, as applicable, for six months after the Merger Effective Time may be delivered to Parent, upon demand, and any holders of Shares, Company Preferred Shares or Company OP Units who have not theretofore complied with this Article II and the instructions set forth in the letter of transmittal mailed to such holders after the Merger Effective Time or the OP Merger Effective Time shall thereafter look only to Parent or its agent (subject to abandoned property, escheat or other similar laws) for payment of their Parent Shares or shares of New Parent Preferred Stock, as applicable, cash and unpaid dividends and distributions on Parent Shares deliverable in respect of each Share, Company Preferred Share or Company OP Unit such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon.
     (g) No Liability. None of Parent, Merger Sub, OP Merger Sub, the Company, Company OP or the Exchange Agent shall be liable to any Person in respect of any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
     Section 2.4. Adjustment of Exchange Ratio. In the event that Parent changes or establishes a record date for changing the number of Parent Shares issued and outstanding as a result of a stock split, stock dividend, recapitalization, merger, subdivision, reclassification, combination or similar transaction with respect to the outstanding Parent Shares and the record date therefor shall be prior to the Effective Times, the Exchange Ratio applicable to the Mergers and any other calculations based on or relating to Parent Shares, including the conversion ratio applicable to the New Parent Preferred Stock specified in the Certificate of Designation, shall be appropriately adjusted to reflect such stock split, stock dividend, recapitalization, merger, subdivision, reclassification, combination or similar transaction.
     Section 2.5. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Parent Shares or shares of New Parent Preferred Stock and any cash in lieu of fractional Parent Shares to which the holders thereof are entitled pursuant to Section 2.3(b) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3(c).
     Section 2.6. Further Assurances.
     (a) If at any time after the Merger Effective Time the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Entity its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties, permits, licenses or assets of either of the Constituent Entities, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Entity and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Entities, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Entity, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Entity’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Entity and otherwise to carry out the purposes of this Agreement.
     (b) If at any time after the OP Merger Effective Time the Surviving Partnership shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Partnership its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties, permits, licenses or assets of either of the OP Merger Constituent Entities, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Partnership and the proper officers and directors of the Surviving Entity, as the sole general partner of the Surviving Partnership, or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the OP Merger Constituent Entities, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either OP Merger Constituent Entity, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Partnership’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such OP Merger Constituent Entity and otherwise to carry out the purposes of this Agreement.”
     (B) Section 4.4(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
     “The Parent Shares and shares of New Parent Preferred Stock, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.”
     (C) Section 4.6(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
     “Except for (i) the filing with the SEC of the S-4 Registration Statement or other applicable requirements, if any, of the Exchange Act or the Securities Act or filings required pursuant to any state securities or “blue sky” laws, (ii) the filing and acceptance for record of the Certificates of Merger as required by applicable Entity Law (iii) the filing of the OP Certificate of Merger as required by applicable OP Merger Entity Law, and (iv) the filing and acceptance for record of the Certificate of Designation as required by applicable Delaware law, or as disclosed on Section 4.6(b) of the Parent Disclosure Letter, or as otherwise set forth in the Parent Disclosure Letter with respect to Section 4.6, no consent, approval, order or authorization of, or registration, declaration, filing with, notice to, or permit from, any Governmental Agency or any other Person, is required pursuant to any Legal Requirement or under the terms of any Contract or Parent Permit by or on behalf of Parent or any of the Parent Subsidiaries in connection with the execution and delivery of this Agreement or the consummation or performance of the Mergers, other than such consents, approvals, orders, authorizations, registrations, declarations, filings, notices or permits which the failure to obtain or make would not reasonably be expected to have a Parent Material Adverse Effect.”
     (D) Section 6.1(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
     “(a) As soon as reasonably practicable after the date hereof, Parent and the Company shall promptly prepare a proxy statement and prospectus (the “Proxy Statement/Prospectus”) constituting a part of a registration statement relating to the issuance of Parent Shares and New Parent Preferred Stock in the Mergers and the issuance of Parent Shares upon exercise of Converted Options after the Merger Effective Time (the “S-4 Registration Statement”), and Parent shall file with the SEC the S-4 Registration Statement as promptly as practicable thereafter. Parent and the Company shall cooperate in providing all of the information required to be disclosed in such S-4 Registration Statement, including the preparation of any required pro forma financial information. Each of Parent and the Company shall use its reasonable best efforts to have the S-4 Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable after such filing. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, trustees, executive officers, equityholders or partners, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the S-4 Registration Statement or the Proxy Statement/Prospectus. The Proxy Statement/Prospectus shall include the recommendation of the Board in favor of approval and adoption of this Agreement and the Merger, except to the extent the Board shall have withdrawn or modified its approval or recommendation of this Agreement as permitted by Section 6.6. The Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the holders of Company Common Shares, Company Preferred Shares and Company OP Units as promptly as practicable after the S-4 Registration Statement becomes effective. The parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the S-4 Registration Statement and the Proxy Statement/Prospectus and advise one another of any oral comments received from the SEC.”
     (E) Section 6.4 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
     “Parent shall use its reasonable best efforts to cause the Parent Shares and New Parent Preferred Stock to be issued in the Mergers to be approved for listing, upon official notice of issuance, on the New York Stock Exchange (“NYSE”). Parent shall also use its reasonable best efforts to cause the Parent Shares issuable upon exercise of a Converted Option or upon conversion of any New Parent Preferred Stock to be approved for listing, upon official notice of issuance, on the NYSE.”
     (F) Section 6.9(b) is hereby amended and restated in its entirety to read as follows:

     “(b) Parent shall declare a dividend to holders of Parent Shares and the Company shall declare a dividend to holders of Company Common Shares and Company Preferred Shares, the record date for which shall be the close of business on the last Business Day prior to the Merger Effective Time. The per share dividend amount payable with respect to the Parent Shares and the Company Common Shares shall be an amount equal to the then most recent quarterly dividend payable with respect to such shares multiplied by the number of days elapsed since the last dividend record date for such shares through and including the day prior to the day on which the Merger Effective Time occurs, and divided by the actual number of days in the calendar quarter in which such dividend is declared. The per share dividend amount payable with respect to the Company Preferred Shares shall be an amount equal to $0.46875 multiplied by the number of days elapsed since the last Company Preferred Shares dividend record date through and including the day prior to the day on which the Merger Effective Time occurs, and divided by the actual number of days in the calendar quarter in which such dividend is declared.”
     (G) Section 7.1(c) is hereby amended and restated in its entirety to read as follows:
     “(c) NYSE Listing. The Parent Shares and New Parent Preferred Stock to be issued in the Mergers and the Parent Shares to be reserved for issuance upon exercise of Converted Options shall have been approved for listing on the NYSE, subject to official notice of issuance.
     (H) A new Section 7.3(e) shall be added to the Merger Agreement and shall read as follows:
     “(e) Certificate of Designation. Parent shall have filed the Certificate of Designation in accordance with applicable Delaware law and it shall be effective.”
     (I) A new “Exhibit H – Certificate of Designation of 7.5% Series G Cumulative Convertible Preferred Stock”, in the form attached hereto as Exhibit A, shall be added to the Merger Agreement.
     Section 2. Authority.
     (a) The Company has the requisite trust power and authority to enter into this Amendment, and subject to the Company Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Amendment by the Company and consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company, subject to the Company Shareholder Approval. This Amendment has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, assuming this Amendment is enforceable against Parent, Merger Sub and OP Merger Sub, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, liquidation, conservatorship or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

     (b) Company OP has the requisite partnership power and authority to enter into this Amendment and to consummate the transactions contemplated hereby. The execution and delivery of this Amendment by Company OP and consummation by Company OP of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Company OP. This Amendment has been duly executed and delivered by Company OP and constitutes the valid and binding obligation of the Company OP, enforceable against Company OP in accordance with its terms, assuming this Amendment is enforceable against Parent, Merger Sub and OP Merger Sub, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, liquidation, conservatorship or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.
(c) Each of Parent, Merger Sub and OP Merger Sub has the requisite corporate, limited liability company or partnership power and authority to enter into this Amendment and to consummate the transactions contemplated hereby. The execution and delivery of this Amendment by Parent, Merger Sub and OP Merger Sub, and the consummation by Parent, Merger Sub and OP Merger Sub of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Parent, Merger Sub and OP Merger Sub, except that the consummation by Parent of the filing of the Certificate of Designation and issuance of the New Parent Preferred Stock pursuant to Section 1(A) of this Amendment will be duly authorized by all necessary action on the part of Parent on or prior to October 17, 2006, and Parent will promptly notify the Company in writing following such action. No stockholder approval by the stockholders of Parent is required by Entity Law or the rules of the NYSE for the issuance of the New Parent Preferred Stock. This Amendment has been duly executed and delivered by Parent, Merger Sub or OP Merger Sub, as applicable, and constitutes a valid and binding obligation of Parent, Merger Sub or OP Merger Sub, as applicable, enforceable against Parent, Merger Sub or OP Merger Sub, as applicable, in accordance with its terms, assuming this Amendment is enforceable against the Company and the Company OP, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, liquidation, conservatorship or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.
     Section 3. No Other Change. Except as otherwise provided herein, all of the terms, covenants and other provisions of the Merger Agreement shall continue to be in full force and effect in accordance with their respective terms. After the date hereof, all references to the Merger Agreement shall refer to the Merger Agreement (including the Exhibits, schedules, Company Disclosure Letter and Parent Disclosure Letter attached thereto), as amended by this Amendment.
     Section 4. No Waiver or Consent. Except as specifically set forth herein, the execution and delivery hereof by the parties hereto shall not constitute a consent or waiver of any provisions of the Merger Agreement. No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder or under the Merger Agreement, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or thereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Amendment or the Merger Agreement will operate as a waiver thereof.
     Section 5. Counterparts. For the convenience of the parties, any number of counterparts of this Amendment may be executed by any two or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.
     Section 6. Governing Law. (a) Except to the extent the Merger is governed by Entity Law and the OP Merger is governed by the OP Merger Entity Law, this Amendment and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed therein regardless of the laws that might otherwise govern under applicable conflicts or choice of law rules.
     (b) Any proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be, but shall not be required to be, brought against any of the parties in the courts of the State of Delaware.
     (c) Each party to this Amendment waives, to the fullest extent permitted by applicable Legal Requirements, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Amendment.
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     IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to Agreement and Plan of Merger to be duly executed by their respective authorized officers as of the day and year first above written.

HEALTH CARE REIT, INC.

By:	/s/ George L. Chapman

Name: George L. Chapman
Title: Chairman and Chief Executive Officer

HEAT MERGER SUB, LLC

By: HEALTH CARE REIT, INC.
Its: Sole member

By:	/s/ George L. Chapman

Name: George L. Chapman
Title: Chairman and Chief Executive Officer

HEAT OP MERGER SUB, L.P.

By: HEAT MERGER SUB, LLC
Its: General partner

By: HEALTH CARE REIT, INC.
Its: Sole member

By:	/s/ George L. Chapman

Name: George L. Chapman
Title: Chairman and Chief Executive Officer

WINDROSE MEDICAL PROPERTIES TRUST

By:	/s/ Frederick L. Farrar

Name: Frederick L. Farrar
Title: President, Chief Operating Officer and Treasurer

WINDROSE MEDICAL PROPERTIES, L.P.

By: WINDROSE MEDICAL PROPERTIES TRUST
Its: General partner

By:	/s/ Frederick L. Farrar

Name: Frederick L. Farrar
Title: President, Chief Operating Officer and Treasurer

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